Exhibit 1.6

New Zealand Milk Selects Pivotal as its Global CRM Standard

Global firm to deploy Pivotal in 22 operating companies across 18 countries to enhance customer service and improve global operations

FOR IMMEDIATE RELEASE

Vancouver, BC — September 9, 2004 — Pivotal Corporation, a CDC Software company, today announced that New Zealand Milk, the consumer business of Fonterra Co-operative Group Ltd., a leading multinational dairy company, has selected Pivotal as its global CRM standard for their small to medium sized operating companies to improve customer and distributor performance. This initiative supports the growth aspirations of the operating companies and is consistent with the business’ priorities of, understanding customers, developing customer intimacy and being market driven.

Based in Auckland, New Zealand Milk employs more than 12,300 people in over 30 operating companies worldwide, and is considered a leader in providing great tasting, nutritious dairy products around the world. While the company’s global strength provides many benefits for its customers, New Zealand Milk also recognizes that each individual market has its own specific needs and characteristics. As a result, the company combines its global expertise with the added strength of having regional centers of excellence to help develop and test concepts, and create marketing programs and solutions for specific nutritional requirements. It is the company’s ‘global reach, local touch’ strategy and it is key to New Zealand Milk having the network and expertise to deliver nutrition to the world.

To better serve customers and distributors, New Zealand Milk required a flexible and scalable system that streamlines customer and distributor management throughout its operating companies. New Zealand Milk evaluated major CRM vendors based on functionality, integration capabilities, scalability, as well as the ability to provide flexible deployment, services and purchasing options. It was also important that the New Zealand Milk’s CRM standard had the ability to meet the unique business and technology requirements for each operating unit across a diverse range of operating companies.

According to Helen Robinson, vice president, Australia and New Zealand, Pivotal, “We are thrilled that New Zealand Milk, a world leading dairy company, has selected Pivotal as its global CRM standard. New Zealand Milk is committed to delivering products and service to meet their customers’ needs, wherever they are in the world. The company’s decision to embark on an enterprise-wide CRM initiative is a testament to its commitment to continue to deliver extraordinary customer intimacy.”

About Pivotal Corporation

Pivotal Corporation, a software unit of chinadotcom corporation [NASDAQ: CHINA], is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises — a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,700 companies around the world have licensed Pivotal including: Centex

Homes, Farm Credit Services of America, Premera Blue Cross, Qiagen, Sharp Electronics Corporation, and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that may cause actual results of events to differ materially from those anticipated in our and chinadotcom’s forward-looking statements. Factors that could cause actual results to differ materially include a number of risks, uncertainties and other factors, such as the need to develop, integrate and deploy applications to meet our customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on our customer’s satisfaction with Pivotal’s CRM software, its continued commitment to the deployment of the solution, and the risks involved in developing software solutions and integrating them with third-party software and services. Although we and chinadotcom believe that the expectations reflected in our and chinadotcom’s forward-looking statements are reasonable, individual results may vary, and neither we nor chinadotcom can guarantee future results, levels of activity, performance or achievements or other future events. Moreover, neither we, chinadotcom nor anyone else assumes responsibility for the accuracy or completeness of forward-looking statements.

Press Contact:

Leslie Castellani
Pivotal Corporation
Tel: 604/699-8151
Email: lcastellani@pivotal.com